Exhibit 99.1

SAFE PRO GROUP, INC.

2025 STOCK PLAN

Section 1. Establishment and Purpose.

1.1 The Board of Directors of Safe Pro Group, Inc. (the “Company”) established the Safe Pro Group, Inc. 2025 Stock Plan (the “Plan”) effective as of the Company’s stockholders’ approval of the Plan on June 26, 2025.

1.2 The purpose of the Plan is to attract and retain outstanding individuals as Key Employees, Directors and Consultants of the Company and its Subsidiaries, to recognize the contributions made to the Company and its Subsidiaries by Key Employees, Directors and Consultants, and to provide such Key Employees, Directors and Consultants with additional incentive to expand and improve the profits and achieve the objectives of the Company and its Subsidiaries, by providing such Key Employees, Directors and Consultants with the opportunity to acquire or increase their proprietary interest in the Company through receipt of Awards.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Award” means any award or benefit granted under the Plan, which shall be a Stock Option, a Stock Award, a Stock Unit Award or an SAR.

2.2 “Award Agreement” means, as applicable, a Stock Option Agreement, Stock Award Agreement, Stock Unit Award Agreement or SAR Agreement evidencing an Award granted under the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” has the meaning set forth in Section 8.2 of the Plan.

2.5 “Cause” means that the Participant: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out his or her duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) engages in any inappropriate or improper conduct that causes material harm to the reputation of the Company; or (E) materially breaches the terms of any agreement between the Participant and the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan, or, if no such committee has been designated at the time of any grants, it shall mean the Board.

2.8 “Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

2.9 “Company” means Safe Pro Group, Inc., a Delaware corporation.

2.10 “Consultant” means any person, including an advisor, who is engaged by the Company or an affiliate to render consulting or advisory services and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

2.11 “Director” means a director of the Company who is not an employee of the Company or a Subsidiary.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.13 “Fair Market Value” means as of any date, the closing price of a share of Common Stock on the national securities exchange on which the Common Stock is listed, or, if the Common Stock is not listed on a national securities exchange, the over-the-counter market on which the Common Stock trades, or, if the Common Stock is not listed on a national securities exchange or an over-the-counter market, as determined by the Board as of such date, or, if no trading occurred on such date, as of the trading day immediately preceding such date.

2.14 “Incentive Stock Option” or “ISO” means a Stock Option granted under Section 5 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.

2.15 “Key Employee” means an employee of the Company or any Subsidiary selected to participate in the Plan in accordance with Section 3. A Key Employee may also include a person who is granted an Award (other than an Incentive Stock Option) in connection with the hiring of the person prior to the date the person becomes an employee of the Company or any Subsidiary, provided that such Award shall not vest prior to the commencement of employment.

2.16 “Non-Qualified Stock Option” or “NSO” means a Stock Option granted under Section 5 of the Plan that is not an Incentive Stock Option.

2.17 “Participant” means a Key Employee, Director or Consultant selected to receive an Award under the Plan.

2.18 “Plan” means the Safe Pro Group, Inc. 2025 Stock Plan.

2.19 “Stock Appreciation Right” or “SAR” means a grant of a right to receive shares of Common Stock or cash under Section 8 of the Plan.

2.20 “Stock Award” means a grant of shares of Common Stock under Section 6 of the Plan.

2.21 “Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 5 of the Plan.

2.22 “Stock Unit Award” means a grant of a right to receive shares of Common Stock or cash under Section 7 of the Plan.

2.23 “Subsidiary” means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.

Section 3. Administration.

3.1 The Committee.

The Plan shall be administered by the Committee, which shall be comprised of at least two members of the Board who satisfy the “non-employee director” definition set forth in Rule 16b-3 under the Exchange Act, unless the Board otherwise determines.

3.2 Authority of the Committee.

(a) The Committee, in its sole discretion, shall determine the Key Employees, Consultants and Directors to whom, and the time or times at which Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards. The terms and conditions of the Awards need not be the same with respect to each Participant or with respect to each Award.

(b) To the extent permitted by applicable law, regulation, and rules of a stock exchange on which the Common Stock is listed or traded, the Committee may delegate its authority to grant Awards to Key Employees and to determine the terms and conditions thereof to such officer of the Company as it may determine in its discretion, on such terms and conditions as it may impose, except with respect to Awards to officers subject to Section 16 of the Exchange Act.

(c) The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Awards granted hereunder, shall be final and conclusive for all purposes and upon all persons.

(d) No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company’s Certificate of Incorporation and By-Laws.

3.3 Award Agreements.

(a) Each Award shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award. In the sole discretion of the Committee, the Award Agreement may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company: (i) an agreement not to compete with the Company and its Subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant’s employment with the Company; (ii) an agreement to cancel, to the extent permitted under Section 409A of the Code, any employment agreement, fringe benefit or compensation arrangement in effect between the any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (iii) an agreement to retain the confidentiality of certain information. Such agreements may contain such other terms and conditions as the Committee shall determine. If the Participant shall fail to enter into any such agreement at the request of the Committee, then the Award granted or to be granted to such Participant shall be forfeited and cancelled.

(b) Performance-Based Awards.

(i) The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals.

(ii) Performance goals may be based on one or more business criteria, including, but not limited to: earnings, earnings per share or earnings per share growth; earnings before interest and taxes, or earnings before interest, taxes, depreciation and/or amortization; Share price; total stockholder return, return on assets; net asset turnover; inventory turnover; return on capital or return on invested capital; return on equity; cash flow; net or pre-tax income; profit margin; working capital turns; market share; expense management; revenue; revenue growth; stockholder equity; leverage ratio; investment rating; debt coverage; the achievement of clinical milestones; and the achievement of technological milestones. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee, and may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole. In addition, the Committee may adjust performance goals for any events that occur during a performance period, including significant acquisitions or dispositions of businesses or assets by the Company; litigation, judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; unusual and/or non-recurring items; and fluctuations in foreign exchange rates.

(iii) With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for Participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all Participants for a given performance period or, at the discretion of the Committee, may differ among Participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved, and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Award Agreement.

Section 4. Shares of Common Stock Subject to Plan.

4.1 Total Number of Shares.

(a) The total number of shares of Common Stock that may be issued under the Plan shall be 5,000,000 plus any additional shares of Common Stock that become available for issuance under the Plan under Sections 4.1(c)-(d) below. Such shares may be either authorized but unissued shares or treasury shares, and shall be adjusted in accordance with the provisions of Section 4.3 of the Plan.

(b) The number of shares of Common Stock delivered by a Participant or withheld by the Company on behalf of any such Participant as full or partial payment of an Award, including the exercise price of a Stock Option or of any required withholding taxes, shall not again be available for issuance pursuant to subsequent Awards, and shall count towards the aggregate number of shares of Common Stock that may be issued under the Plan. Any shares of Common Stock purchased by the Company with proceeds from a Stock Option exercise shall not again be available for issuance pursuant to subsequent Awards, shall count against the aggregate number of shares that may be issued under the Plan and shall not increase the number of shares available under the Plan.

(c) If there is a lapse, forfeiture, expiration, termination or cancellation of any Award for any reason (including for reasons described in Section 3.3), or if shares of Common Stock are issued under such Award and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof, the shares of Common Stock subject to such Award or reacquired by the Company shall again be available for issuance pursuant to subsequent Awards, and shall not count towards the aggregate number of shares of Common Stock that may be issued under the Plan.

(d) The number of shares of Common Stock available for issuance under the Plan will automatically increase on January 1st of each calendar year, beginning on January 1, 2026 and ending on (and including) January 1, 2035 (each, an “Evergreen Date”) in an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on the January 1st immediately preceding the applicable Evergreen Date (the “Evergreen Increase”). Notwithstanding the foregoing, the Board may act prior to the Evergreen Date of a given year to provide that there will be no Evergreen Increase for such year, or that the Evergreen Increase for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

4.2 Shares Under Awards.

Of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 4.1:

(a) Commencing on or after the date the Company’s Common Stock begins trading on a national securities exchange, the maximum number of shares of Common Stock as to which a Key Employee or Consultant may receive Stock Options or SARs in any calendar year will not exceed $1,000,000 in total value (calculating the value of any such Stock Options or SARs based on the grant date fair value of such Stock Options or SARs for financial reporting purposes). For the avoidance of doubt, shares of Common Stock that may be used for Stock Awards and/or Stock Unit Awards pursuant to Section 4.2(c) shall not be included in the foregoing calculation.

(b) The maximum number of shares of Common Stock that may be subject to Stock Options (ISOs and/or NSOs) is the full number of shares of Common Stock that may be issued under Section 4.1 of the Plan.

(c) Commencing on or after the date the Company’s Common Stock begins trading on a national securities exchange, the maximum number of shares of Common Stock that may be used for Stock Awards and/or Stock Unit Awards that may be granted to any Key Employee or Consultant in any calendar year will not exceed $1,000,000 in total value (calculating the value of any such Stock Awards and/or Stock Unit Awards based on the grant date fair value of such Stock Awards and/or Stock Unit Awards for financial reporting purposes). For the avoidance of doubt, shares of Common Stock that may be used for Stock Options and/or SARs pursuant to Section 4.2(a) shall not be included in the foregoing calculation.

(d) The maximum number of shares of Common Stock subject to Awards granted under the Plan or otherwise during any one calendar year to any Director, taken together with any cash fees paid by the Company to such Director during such calendar year for service on the Board, will not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

The numbers of shares described herein shall be as adjusted in accordance with Section 4.3 of the Plan.

4.3 Adjustment.

In the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Committee shall make such adjustments as it deems appropriate, in its sole discretion, to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or SARs or the price of Stock Awards or Stock Unit Awards under the Plan; (d) adjustments to any of the shares limitations set forth in Section 4.1 or 4.2 of the Plan; and (e) any other changes that the Committee determines to be equitable under the circumstances.

Section 5. Grants of Stock Options.

5.1 Grant.

Subject to the terms of the Plan, the Committee may from time to time grant Stock Options to Participants. Unless otherwise expressly provided at the time of the grant, Stock Options granted under the Plan to Key Employees will be NSOs. Stock Options granted under the Plan to Directors or Consultants who, in each case are not employees of the Company or any Subsidiary will be NSOs. Only Key Employees of the Company, any “parent corporation” (as defined in Section 424(e) of the Code or any Subsidiary that is a “subsidiary company” (as defined in Section 424(f) and (g) of the Code) are eligible to be granted ISOs.

5.2 Stock Option Agreement.

The grant of each Stock Option shall be evidenced by a written Stock Option Agreement specifying the type of Stock Option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, the number of shares of Common Stock to be subject to each Stock Option and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan.

5.3 Exercise Price and Exercise Period.

With respect to each Stock Option granted to a Participant:

(a) The per share exercise price of each Stock Option shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date on which the Stock Option is granted.

(b) Each Stock Option shall vest and become exercisable as provided in the Stock Option Agreement and subject to such terms and conditions as determined by the Committee; provided that the Committee shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board or as a Consultant, for any reason other than Cause.

(c) Each Stock Option shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, on the date ten years after the date of grant.

5.4 Required Terms and Conditions of ISOs.

In addition to the foregoing, each ISO granted to a Key Employee shall be subject to the following specific rules:

(a) The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section 5.4(a), so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Stock Option Agreement shall remain in full force and effect.

(b) Notwithstanding anything herein to the contrary, if an ISO is granted to a Key Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiaries within the meaning of Section 422(b)(6) of the Code): (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted; and (ii) the ISO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, no later than the fifth anniversary of the date the ISO was granted.

(c) No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or approved by shareholders of the Company.

5.5 Exercise of Stock Options.

(a) A Participant entitled to exercise a Stock Option may do so by delivering written notice to that effect specifying the number of shares of Common Stock with respect to which the Stock Option is being exercised and any other information the Committee may prescribe. Such notice will be accompanied by payment in full of the purchase price. All notices or requests provided for herein shall be delivered to the Chief Financial Officer of the Company.

(b) The Committee in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price: (i) in cash or by certified or bank check; (ii) in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Stock Option to pay the exercise price; (iii) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the exercise of the Stock Option having an aggregate Fair Market Value equal to the exercise price; (iv) by delivering previously acquired shares of Common Stock that are acceptable to the Committee and that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price; (v) by certifying to ownership by attestation of such previously acquired shares of Common Stock; or (vi) by combination of any of the foregoing methods.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price.

Section 6. Stock Awards.

6.1 Grant.

The Committee may, in its discretion, (a) grant shares of Common Stock under the Plan to any Participant without consideration from such Participant or (b) sell shares of Common Stock under the Plan to any Participant for such amount of cash, Common Stock or other consideration as the Committee deems appropriate.

6.2 Stock Award Agreement.

Each share of Common Stock granted or sold hereunder shall be subject to such restrictions, conditions and other terms as the Board may determine at the time of grant or sale, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Award Agreement, and the following specific rules:

(a) The Award Agreement shall specify whether the shares of Common Stock are granted or sold to the Participant and such other provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b) The restrictions to which the shares of Common Stock awarded hereunder are subject shall lapse as provided in Stock Award Agreement; provided that the Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board or as a Consultant, for any reason other than Cause.

(c) Except as provided in this subsection (c) and unless otherwise set forth in the related Stock Award Agreement, the Participant receiving a grant of or purchasing Common Stock pursuant to an Award Agreement shall thereupon be a stockholder with respect to such shares and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares; provided that any dividends or other distributions payable with respect to the Stock Award shall be accumulated and held by the Company and paid to the Participant only upon, and to the extent, the restrictions lapse in accordance with the terms of the applicable Stock Award Agreement. Any such dividends or other distributions held by the Company attributable to the portion of a Stock Award that is forfeited shall also be forfeited.

Section 7. Stock Unit Awards.

7.1 Grant.

The Committee may, in its discretion, grant Stock Unit Awards to any Participant. Each Stock Unit subject to the Award shall entitle the Participant to receive, on the date or the occurrence of an event (including the attainment of performance goals) as described in the Stock Unit Award Agreement, a share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock on such date or the date of such event as provided in the Stock Unit Award Agreement.

7.2 Stock Unit Agreement.

Each Stock Unit Award shall be subject to such restrictions, conditions and other terms as the Committee may determine at the time of grant, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Unit Award Agreement and the following specific rules:

(a) The Stock Unit Agreement shall specify such provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b) The restrictions to which the shares of Stock Units awarded hereunder are subject shall lapse as provided in Stock Unit Agreement; provided that the Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board or as a Consultant, for any reason other than Cause.

(c) Except as provided in this subsection (c) and unless otherwise set forth in the Stock Unit Agreement, the Participant receiving a Stock Unit Award shall have no rights of a stockholder, including voting or dividends or other distributions rights, with respect to any Stock Units prior to the date they are settled in shares of Common Stock; provided that a Stock Unit Award Agreement may provide that until the Stock Units are settled in shares or cash, the Participant shall be entitled to receive on each dividend or distribution payment date applicable to the Common Stock an amount equal to the dividends or other distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual shares of Common Stock. Such amounts shall be accumulated and held by the Company and paid to the Participant only upon, and to the extent, the restrictions lapse in accordance with the terms of the applicable Stock Unit Award Agreement. Such amounts held by the Company attributable to the portion of the Stock Unit Award that is forfeited shall also be forfeited.

Section 8. SARs.

8.1 Grant.

The Committee may grant SARs to Participants. Upon exercise, an SAR entitles the Participant to receive from the Company the number of shares of Common Stock having an aggregate Fair Market Value equal to the excess of the Fair Market Value of one share as of the date on which the SAR is exercised over the exercise price, multiplied by the number of shares with respect to which the SAR is being exercised. The Committee, in its discretion, shall be entitled to cause the Company to elect to settle any part or all of its obligations arising out of the exercise of an SAR by the payment of cash in lieu of all or part of the shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise. Cash shall be delivered in lieu of any fractional shares. The terms and conditions of any such Award shall be determined at the time of grant.

8.2 SAR Agreement.

(a) Each SAR shall be evidenced by a written SAR Agreement specifying the terms and conditions of the SAR as the Committee may determine, including the SAR exercise price, expiration date of the SAR, the number of shares of Common Stock to which the SAR pertains, the form of settlement and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan.

(b) The per Share exercise price of each SAR shall not be less than 100% of the Fair Market Value of a Share on the date the SAR is granted.

(c) Each SAR shall expire and all rights thereunder shall cease on the date fixed by the Committee in the related SAR Agreement, which shall not be later than the ten years after the date of grant; provided however, to the extent permitted under Section 409A of the Code and regulations thereunder, if a Participant is unable to exercise an SAR because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the SAR exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

(d) Each SAR shall become exercisable as provided in the related SAR Agreement; provided that notwithstanding any other Plan provision, the Committee shall have the discretion to accelerate the date as of which any SAR shall become exercisable in the event of the Participant’s termination of employment, or service on the Board or as a Consultant, for any reason other than Cause.

(e) No dividends or dividend equivalents shall be paid with respect to any SAR prior to the exercise of the SAR.

(f) A person entitled to exercise an SAR may do so by delivery of a written notice in accordance with procedures established by the Committee specifying the number of shares of Common Stock with respect to which the SAR is being exercised and any other information the Committee may prescribe. As soon as reasonably practicable after the exercise of an SAR, the Company shall (i) issue the total number of full shares of Common Stock to which the Participant is entitled and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional share, and (ii) if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Participant an amount in cash equal to the Fair Market Value, as of the date of exercise, of the shares it would otherwise be obligated to deliver.

Section 9. Change in Control.

9.1 Effect of a Change in Control.

(a) Notwithstanding any of the provisions of the Plan or any outstanding Award Agreement, upon a Change in Control of the Company (as defined in Section 9.2), the Committee is authorized and has sole discretion to provide that (i) all outstanding Awards shall become fully exercisable, (ii) all restrictions applicable to all Awards shall terminate or lapse and (iii) performance goals applicable to any Awards shall be deemed satisfied at the highest level, as applicable, in order that Participants may realize the benefits thereunder.

(b) In addition to the Committee’s authority set forth in Section 3 and except as set forth in any written employment agreement between the Company and the Participant, upon such Change in Control of the Company, the Board is authorized and has sole discretion as to any Award, either at the time such Award is granted hereunder or any time in anticipation of or thereafter, as applicable, to take any one or more of the following actions: (i) cause any outstanding Stock Option or SAR to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent exercised prior to the Change in Control, cancel that Stock Option or SAR upon the Change in Control; (ii) cancel any Award in exchange for a substitute award; (iii) redeem any shares subject to an outstanding Stock Award or Stock Unit Award for cash and/or other substitute consideration with value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (iv) provide for the purchase of any outstanding Stock Option or SAR, for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Common Stock covered thereby had such Stock Option been currently exercisable, provided that, if the Fair Market Value per share of Common Stock on the date of the Change in Control does not exceed the exercise price of the Stock Option or SAR, cancel the Stock Option or SAR without any consideration; (v) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change in Control; (vi) cause any such Award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control; or (vii) take such other action as the Committee shall determine to be reasonable under the circumstances.

(c) In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the Change in Control.

(d) Notwithstanding any provision of this Section 9.1, in the case of any Award subject to Section 409A of the Code, the Committee shall only be permitted to take actions under this Section 9.1 to the extent that such actions would be consistent with the intended treatment of such Award under Section 409A of the Code.

9.2 Definition of Change in Control.

“Change in Control” of the Company shall be deemed to have occurred if at any time during the term of an Award granted under the Plan any of the following events occurs:

(a) any Person (other than the Company, a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Person” and “Beneficial Owner” being defined in Rule 13d-3 of the General Rules and Regulations of the Exchange Act);

(b) the Company is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other Person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or Person or its parent entity entitled to vote generally in the election of directors (or Persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s outstanding securities entitled to vote generally in the election of directors;

(c) the election to the Board, without the recommendation or approval of two-thirds of the incumbent Board, of the lesser of: (i) three Directors; or (ii) Directors constituting a majority of the number of Directors of the Company then in office; provided, however, that Directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company will not be considered as incumbent members of the Board for purposes of this Section; or

(d) there is a complete liquidation or dissolution of the Company, or the Company sells all or substantially all of its business and/or assets to another corporation or other Person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or Person or its parent entity entitled to vote generally in the election of directors (or Persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of the Company’s outstanding securities entitled to vote generally in the election of directors.

In no event, however, shall a Change in Control be deemed to have occurred, with respect to a Participant, if that Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (a) passive ownership of less than 3% of the shares of the purchasing company; or (b) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the disinterested Directors).

Section 10. Payment of Taxes.

(a) In connection with any Award, and as a condition to the issuance or delivery of any shares of Common Stock to the Participant in connection therewith, the Company shall require the Participant to pay the Company the minimum amount of federal, state, local or foreign taxes required to be withheld, and in the Company’s sole discretion, the Company may permit the Participant to pay the Company up to the maximum individual statutory rate of applicable withholding.

(b) The Company in its sole discretion may make available one or more of the following alternatives for the payment of such taxes: (i) in cash; (ii) in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Award to pay the withholding taxes; (iii) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld; (iv) by delivering previously acquired shares of Common Stock of the Company that are acceptable to the Board that have an aggregate Fair Market Value equal to the amount required to be withheld; or (v) by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

Section 11. Postponement.

The Committee may postpone any grant or settlement of an Award or exercise of a Stock Option or SAR for such time as the Board in its sole discretion may deem necessary in order to permit the Company:

(a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Award, including upon the exercise of a Stock Option or SAR, under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;

(b) to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed; or

(c) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.

Any such postponement shall not extend the term of an Award and neither the Company nor its Directors or officers shall have any obligation or liability to a Participant, the Participant’s successor or any other person with respect to any shares of Common Stock as to which the Award shall lapse because of such postponement.

Section 12. Nontransferability.

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than by will or by the laws of descent and distribution.

Section 13. Delivery of Shares.

Shares of Common Stock issued pursuant to a Stock Award, the exercise of a Stock or SAR or the settlement of a Stock Unit Award shall be represented by stock certificates or on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent; provided, however, that upon the written request of the Participant, the Company shall issue, in the name of the Participant, stock certificates representing such shares of Common Stock. Notwithstanding the foregoing, shares granted pursuant to a Stock Award shall be held by the Secretary of the Company until such time as the shares are forfeited or settled.

Section 14. Termination or Amendment of Plan and Award Agreements.

14.1 Termination or Amendment of Plan.

(a) Except as described in Section 14.3 below, the Board may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. No amendment or termination of the Plan shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment or termination is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. Subject to the foregoing, the Committee may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

(b) The Board shall have the authority to amend the Plan to the extent necessary or appropriate to comply with applicable law, regulation or accounting rules in order to permit Participants who are located outside of the United States to participate in the Plan.

14.2 Amendment of Award Agreements.

The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

14.3 No Repricing of Stock Options.

Notwithstanding the foregoing, and except as described in Section 4.3, there shall be no amendment to the Plan or any outstanding Stock Option Agreement or SAR Agreement that results in the repricing of Stock Options or SARs without stockholder approval. For this purpose, repricing includes (i) a reduction in the exercise price of the Stock Option or SARs or (ii) the cancellation of a Stock Option in exchange for cash, Stock Options or SARs with an exercise price less than the exercise price of the cancelled Options or SARs, other Awards or any other consideration provided by the Company, but does not include any adjustment described in Section 4.3.

Section 15. No Contract of Employment.

Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Company or any Subsidiary to continue the employment or service of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

Section 16. Applicable Law.

All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of Delaware, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.

Section 17. Effective Date and Term of Plan.

17.1 Effective Date.

The Plan has been adopted by the Board and stockholders of the Company, and is effective, as of June 26, 2025.

17.2 Term of Plan.

Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after June 26, 2035.

SAFE PRO GROUP INC.

2025 STOCK INCENTIVE PLAN STOCK GRANT AWARD AGREEMENT

THIS CERTIFIES that on [Date], [Name] (“Holder” or “Grantee”) was granted [     ] shares of fully paid and non-assessable shares (“Shares”) of the Common Stock (par value $0.0001 per share) of SAFE PRO GROUP INC. (the “Corporation”), a Delaware Corporation, subject to the provisions of this Award Agreement. A determination of the Board of Directors of the Corporation (the “Committee”) as to any questions which may arise with respect to the interpretation of the provisions of this award shall be final.

A. The Board of Directors of the Company (“Board”) has adopted and the Shareholders have approved the 2025 Stock Plan (the “Plan”), as an incentive to retain employees, officers, and non- employee Directors, and Consultants to, the Company and to enhance the ability of the Company to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

B. Under the Plan, the Board has delegated its authority to administer the Plan to the Compensation Committee of the Board (“Committee”).

C. The Committee has approved this Award to the Grantee pursuant to the Plan in recognition for the Grantee’s service as an employee and to provide an incentive to the Grantee to focus on the long-term growth of the Company.

D. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement shall have the meaning set forth in the Plan.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1. Award and Vesting.

(a) Award. The Shares awarded hereunder shall be issued upon, and subject to, the filing of a Form S-8 registering the shares of Common Stock underlying the Plan (the “Form S- 8”), and held by the Corporation’s transfer agent in book entry form, and the Holder’s name shall be entered as the stockholder of record on the books of the Corporation upon the vesting thereof. Thereupon, the Holder shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 1(b) below. The Holder shall (i) sign and deliver to the Corporation a copy of this Stock Agreement and (ii) deliver to the Corporation a stock power endorsed in blank if requested by the Corporation.

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(b) Vesting of Shares. The restrictions and conditions in Paragraphs 7(b) and (c) of this Agreement shall lapse upon the earlier of (i) the Vesting Date or Dates specified in the following schedule or (ii) upon the occurrence of a Change of Control (as defined in the Executive Employment Agreement between the Holder the Company dated [ ] (the “Employment Agreement”) and incorporated herein by reference) so long as the Holder in the case of either (i) or (ii) remains a director, officer or employee of, or consultant or advisor to, the Corporation from the date hereof through the applicable Vesting Date. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraphs 7(b) and (c) shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Number of Shares Vested	Vesting Date
[ ]	Upon the registration of the Form S-8

The Shares shall be subject to the vesting, acceleration and other terms and conditions as set forth in the Employment Agreement which is incorporated herein by reference.

2. Rights of Grantee. Subject to the provisions of this Award Agreement and the Plan, upon delivery of the Stock to the Grantee in accordance with Section 1, the Grantee shall be a stockholder with respect to all of such Stock and shall have all of the rights of a stockholder in the Company with respect to the Stock.

3. Restrictions. When vested the shares will be issued pursuant to the Plan as registered on Form S-8.

4. Non-Transferability. The awards and rights under this Agreement shall not be transferable prior to vesting.

5. Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time-to-time to the other party.

5.1 Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, a grant notice, this Award Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically any grant notice and this Award Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time-to-time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

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5.2 Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read paragraph 5.1 above of this Award Agreement and consents to the electronic delivery of the Plan documents and any grant notice, as described in paragraph 5.1. The Grantee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing.

6. Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to this Award Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

7. Administration. This Award Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and to this Award Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control. Notwithstanding the foregoing, the terms of the Executive Employment Agreement between the Company and the Grantee dated [  ], (the “Executive Employment Agreement”) which is incorporated herein, shall control should there be a conflict between this Agreement, the Plan and the Executive Employment Agreement.

8. Continuation of Services. This Award Agreement shall not be construed to confer upon the Grantee any right to continue providing services as a member of the Board and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the services of the Grantee at any time.

9. Taxable Income. The Grantee acknowledges and agrees that the Fair Market Value of the shares of Stock to which the Grantee is entitled pursuant to paragraph 1 will be included in the Grantee’s gross income under Section 83 of the Code on the Grant Date, the date on which the Stock is fully vested.

10. Federal and State Taxes. Grantee may incur certain liabilities for Federal, state, or local taxes in connection with the grant of Stock hereunder, and the Grantee agrees to be responsible for the payment of any resulting taxes.

11. Amendments. Unless otherwise provided in the Plan or this Award Agreement, this Award Agreement may be amended only by a written agreement executed by the Company and the Grantee.

12. Integrated Agreement. Any grant notice, this Award Agreement and the Plan shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of any grant notice and this Award Agreement shall survive any settlement of the Award and shall remain in full force and effect.

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13. Governing Law and Venue. This Award Agreement shall be interpreted and administered under the laws of the State of Delaware. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the Court of Chancery of the State of Delaware or, if such court declines jurisdiction, the federal courts for the United States District Court for the District of Delaware.

14. Severability. If any provision of this Award Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Award Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Award Agreement, and in any event, the validity and enforceability of the remaining provisions of this Award Agreement shall not be affected thereby.

15. Counterparts. Any grant notice and this Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Other. The Grantee represents that the Grantee has read and is familiar with the provisions of the Plan and this Award Agreement and hereby accepts the Award subject to all of their terms and conditions.

17. Confidentiality. The Grantee acknowledges and agrees that the terms of this Award Agreement are considered proprietary information of the Company. The Grantee hereby agrees that Grantee shall maintain the confidentiality of these matters to the fullest extent permitted by law and shall not disclose them to any third party, except as required by applicable law, regulation, or stock exchange rules (including SEC disclosure requirements), or as necessary to obtain legal or tax advice from the Grantee’s professional advisors who are bound by obligations of confidentiality. If the Grantee violates this confidentiality provision, without waiving any other remedy available, the Company may revoke this Award without further obligation or liability, and the Grantee may be subject to disciplinary action, up to and including the Company’s termination of the Grantee’s service as a member of the Board for Cause.

18. Appendix. Not applicable.

19. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Award and on any related shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be signed by its duly authorized representative, and the Grantee has signed this Award Agreement as of the date first written above.

SAFE PRO GROUP INC.

By:
Daniyel Erdberg
Chief Executive Officer

HOLDER

By:

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SAFE PRO GROUP INC.

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the “Option Agreement”), dated [___] and effective as of [Date] (the “Grant Date”), is between Safe Pro Group Inc., a Delaware corporation (the “Company”), and [Name] (the “Optionee”).

WHEREAS, the Company desires to give the Optionee the opportunity to purchase [     ] shares of common stock of the Company, par value $0.0001 per share (the “Common Shares”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of [ ] Common Shares. The Option is in all respects limited and conditioned as hereinafter provided. This Option is being issued pursuant to the 2025 Safe Pro Group Inc. Equity Incentive Plan (the “Plan”). The Plan provides a complete description of the terms and conditions governing the Option. If there is any inconsistency between the terms of this Option Agreement and the terms of the Plan, the Plan’s terms shall govern. All capitalized terms shall have the meanings ascribed to them in the Plan, unless otherwise set forth herein. A copy of the Plan is attached hereto, and the terms of the Plan are hereby incorporated by reference.

2.	Exercise Price. The exercise price of the Common Shares covered by this Option shall be [ ] per share, the trading market value at close on grant date.

3.	Term. Unless earlier terminated pursuant to any provision of this Option Agreement, this Option shall expire five years from the Grant Date (the “Expiration Date”). This Option shall not be exercisable on or after the Expiration Date.

4.	Vesting and Exercise of Option. The Option shall vest as follows:

Options	Vesting Date
[ ]	[ ]

The Option shall remain exercisable until the earlier of its exercise or its expiration and shall not otherwise be forfeited or cancelled except as set forth herein or in the Plan. If the Optionee’s employment with the Company and all subsidiaries terminates without cause (as determined by the Committee in its sole discretion) and for any reason other than death or disability (discussed below), the then vested portion of the Option shall continue to be exercisable until the earlier of 12 months after the date of the Optionee’s termination or the date the Option expires by its terms. The portion of the Option not vested as of the date of such termination of employment shall expire as of such date and shall not be exercisable.

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5.	Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Company at its principal office. The form of such notice is attached hereto and shall state the election to exercise the Option and the number of whole shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; and shall be accompanied by payment of the full exercise price of such shares. Only full shares will be issued.

The exercise price shall be paid to the Company:

a.	in cash, or by certified check, bank draft, or postal or express money order;

b.	through the delivery of Common Shares previously acquired by the Optionee;

c.	by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount necessary to pay the exercise price of the Option;

d.	in Common Shares newly acquired by the Optionee upon exercise of the Option; or

e.	in any combination of (a), (b), (c) or (d) above.

In the event the exercise price is paid, in whole or in part, with Common Shares, the portion of the exercise price so paid, shall be equal to the Fair Market Value of the Common Shares surrendered on the date of exercise.

Upon receipt of notice of exercise and payment, the Company shall deliver a book entry confirmation representing the Common Shares with respect to which the Option is so exercised. The Optionee shall obtain the rights of a shareholder upon receipt of such confirmation.

Common Shares purchased upon exercise of the Option shall be registered in the name of the person so exercising the Option (or, if the Option is exercised by the Optionee and if the Optionee so requests in the notice exercising the Option, shall be registered in the name of the Optionee and the Optionee’s spouse, jointly, with right of survivorship), and shall be delivered as provided above to, or upon the written order of, the person exercising the Option. In the event the Option is exercised by any person after the death or disability of the Optionee, the notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Common Shares that are purchased upon exercise of the Option as provided herein shall be fully paid and non-assessable.

Upon exercise of the Option, Optionee shall be responsible for all employment and income taxes then or thereafter due (whether Federal, State or local), and if the Optionee does not remit to the Company sufficient cash (or, with the consent of the Board, Common Shares) to satisfy all applicable withholding requirements, the Company shall be entitled to satisfy any withholding requirements for any such tax by disposing of Common Shares at exercise, withholding cash from Optionee’s salary or other compensation or such other means as the Board considers appropriate to the fullest extent permitted by applicable law.

6.	Non-Transferability of Option. This Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of his or her disability, by his or her guardian or legal representative.

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7.	Disability. If the Optionee becomes disabled prior to the Expiration Date, then this Option may be exercised by the Optionee or by the Optionee’s legal representative.

8.	Death. If the Optionee dies prior to the Expiration Date, then this Option may be exercised by the Optionee’s estate, personal representative or beneficiary who acquired the right to exercise this Option by bequest or inheritance or by reason of the Optionee’s death, to the extent of the number of Common Shares with respect to which the Optionee could have exercised it on the date of his or her death, at any time prior to the earlier of (i) the Expiration Date or (ii) one year after the date of the Optionee’s death. Any part of the Option that was not exercisable immediately before the Optionee’s death shall terminate at that time.

9.	Securities Matters.

a.	If, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Common Shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of Common Shares hereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. The Company shall be under no obligation to apply for or to obtain such listing, registration or qualification, or to satisfy such condition. The Board shall inform the Optionee in writing of any decision to defer or prohibit the exercise of an Option. During the period that the effectiveness of the exercise of an Option has been deferred or prohibited, the Optionee may, by written notice, withdraw the Optionee’s decision to exercise and obtain a refund of any amount paid with respect thereto.

b.	The Company may require: (i) the Optionee (or any other person exercising the Option in the case of the Optionee’s death or disability) as a condition of exercising the Option, to give written assurances, in substance and form satisfactory to the Company, to the effect that such person is acquiring the Common Shares subject to the Option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to make such other representations or covenants; and (ii) that any certificates for Common Shares delivered in connection with the exercise of the Option bear such legends, in each case as the Company deems necessary or appropriate, in order to comply with federal and applicable state securities laws, to comply with covenants or representations made by the Company in connection with any public offering of its Common Shares or otherwise. The Optionee specifically understands and agrees that the Common Shares, if and when issued upon exercise of the Option, may be “restricted securities,” as that term is defined in Rule 144 under the Securities Act of 1933 and, accordingly, the Optionee may be required to hold the shares indefinitely unless they are registered under such Securities Act of 1933, as amended, or an exemption from such registration is available.

c.	The Optionee shall have no rights as a shareholder with respect to any Common Shares covered by the Option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a book entry confirmation to the Optionee for such Common Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such book entry confirmation is issued.

10.	Confidentiality and Non-Compete Agreement. Notwithstanding any other provision of this Option Agreement, in the event the Committee determines that the Optionee has breached any provision of any confidentiality and/or non-compete agreement in effect between the Optionee and the Company, (a) the then outstanding and unexercised portion of the Option (whether vested or unvested) shall be cancelled and forfeited back to the Company and (b) the Optionee shall remit to the Company within 30 days of written notice from the Committee a cash payment equal to the number of Common Shares subject to the portion of the Option that was previously exercised, multiplied by the excess of the Fair Market Value of the Common Shares on the date of exercise over the Option exercise price. The Company shall be entitled, as permitted by applicable law, to deduct the amount of such payment from any amounts the Company may owe to the Optionee.

11.	Governing Law. The laws of the State of Delaware (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Optionee under the Option granted herein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto set his hand and seal, all as of the date set forth above.

SAFE PRO GROUP INC.

By:
Name:	Daniyel Erdberg
Title:	Chairman & Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED

By:

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SAFE PRO GROUP INC

Notice of Exercise of Stock Option

I hereby exercise the stock option granted to me pursuant to the Stock Option Agreement dated as of _______[Date] and effective as of ________[Date], by Safe Pro Group Inc. (the “Company”), with respect to the following number of shares of the Company’s common stock (“Shares”), par value $0.0001 per Share, covered by said option:

Number of Shares to be purchased: _______________________

Number of Options to be exercised: _______________________

Number Options used for cashless exercise: ________________________

Purchase price per Share: $ _______________

Total purchase price: Cashless Exercise, (see D, below).

A.	Enclosed is cash or my certified check, bank draft, or postal or express money order in the amount of $ _____in [full]/[partial] [circle one] payment for such Shares;

and/or

B.	Enclosed is/are Share(s) with a total Fair Market Value of $ _______[full]/[partial] [circle one] payment for such Shares;

and/or

C.	I have provided notice to______________________[insert name of broker], a broker, who will render [full]/[partial] [circle one] payment for such Shares. [Optionee should attach to the notice of exercise provided to such broker a copy of this Notice of Exercise and irrevocable instructions to pay to the Company the full exercise price.]

and/or

D.	I elect to satisfy the payment for Shares purchased hereunder by having the Company withhold

________________________________________newly acquired Shares pursuant to the exercise of the Option and/or [circle one] I elect to satisfy related federal and/or [circle one] state tax obligations by having the Company withhold_________________________________newly acquired Shares pursuant to the exercise of the Option.

Please have the certificate or certificates representing the purchased Shares registered in the following name or names*

 ___________________________________________________________________

and sent to: _____________________________________________________________________

DATED: ______________________

_____________________________

Optionee’s Signature

*Certificates may be registered in the name of the Optionee alone or in the joint names (with right of survivorship) of the Optionee and his or her spouse.

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